Exhibit 99.1

Q2 2025

Shareholder Letter

investors.block.xyz

To Our Shareholders

We’re back on offense

We had a strong second quarter. Square GPV grew 10% year over year and Cash App gross profit grew 16% year over year, accelerating as we exited Q2. Our focus on products that can drive network expansion is already paying off as we started rolling out Pools on Cash App in July, just four months after kicking off development work. Our shipping velocity has accelerated and I’m confident in our ability to sustain strong growth at scale. As we head into Investor Day, I’ll share why we believe we have the best assets in the industry to deliver for our customers, starting with Cash App and featuring Square next quarter.

Cash App’s unique assets

Cash App is building the financial operating system for the next generation. We want everyone to be able to run their financial lives on Cash App, and we are already seeing this happen at scale, especially with younger customers. Actives under the age of 25 have higher Paycheck Deposit attach rates and a 40% higher Cash App Card attach rate compared to the rest of our customer base.[1] Teens are central to our next-generation strategy and nearly 80% of parent - or guardian - sponsored teen accounts have a Cash App Card.

The next generation relies on Cash App because of the four key sets of capabilities we offer:

1.  A scaled P2P network that connects customers to their local communities

2.  A broad set of commerce tools that help customers manage their spending

3.  Deep banking functionality that supports customers saving, investing, borrowing, and more[2]

4.  Simple tools that make it easy for customers to transact in bitcoin

Our long-term strategy is to expand the depth of our ecosystem across these capabilities. We believe what we’ve launched, along with what we’ll soon release, provides a comprehensive set of financial tools that increasingly meets the needs of customers across the economic spectrum. And we believe we’re the only company that can deliver a complete money hub to customers. As we continue to launch new products, we will increase our ability to make each part of Cash App strengthen the others.

Q2’25 Highlights[3]

Gross Profit

$2.54B

+14% YoY Growth

Cash App Gross Profit

$1.50B

+16% YoY Growth

Square Gross Profit

$1.03B

+11% YoY Growth

Operating Income

$484M

19% Margin[4]

Adjusted

Operating Income[5]

$550M

22% Margin

Net Income[6]

$538M

Adjusted EBITDA[7]

$891M

1 A transacting active is a Cash App account that has at least one financial transaction using any product or service within Cash App during a specified period. A transacting active for a specific Cash App product has at least one financial transaction using that product during the specified period and is referred to as an active. Examples of transactions include sending or receiving a peer-to-peer payment, transferring money into or out of Cash App, making a purchase using Cash App Card, earning a dividend on a stock investment, and paying back a loan, among others. Certain of these accounts may share an alias identifier with one or more other transacting active accounts. This could represent, among other things, one customer with multiple accounts or multiple customers sharing one alias identifier (for example, families).

2 Square and Cash App are financial services platforms, not banks. Throughout this letter, any reference to Square or Cash App’s banking offerings such as “bank our base,” “banking offerings,” “banking products,” “banking functionality,” or “Square Banking” refer to products and services that are offered through Block’s Industrial Bank, Square Financial Services, Inc., or through our third-party bank partners.

3 Reconciliations of non-GAAP financial measures used in this letter to their nearest GAAP equivalents are provided at the end of this letter. Please see these reconciliations for additional detail and a description of certain items that affected operating income (loss) and net income (loss) in the second quarter of 2025.

4 Margins are all calculated as a percent of gross profit.

5 Adjusted Operating Income is a non-GAAP measure of operating performance and the profitability of our business, fully burdened by stock based compensation. For more information please refer to the “Key Operating Metrics and Non-GAAP Financial Measures” section of this letter.

6 Net income attributable to common stockholders.

7 Adjusted EBITDA is a non-GAAP measure we use to assess operating performance. It excludes certain expenses as well as stock based compensation. For more information please refer to the “Key Operating Metrics and Non-GAAP Financial Measures” section of this letter.

1

Peer to peer drives network density

At its core, Cash App is a community network. We’re focused on increasing network virality through P2P innovation, and over the past year we processed $218 billion in P2P volume. We’re improving the P2P customer experience, increasing payments success rates, and improving search functionality to make it easier to find the connections you want to pay. And in July we introduced Pools, a new P2P product that helps customers share group expenses with their communities. We plan to expand access to more customers — including people who aren’t on Cash App yet.

P2P remains the foundation of our network and our go-to-market strategy. It enables the vast majority of new actives to join Cash App organically, which leads to highly efficient customer acquisition costs per active — 1/10th the cost some of our competitors pay.

Commerce solutions help customers run their day-to-day financial lives

Our commerce solutions span Cash App Card, Cash App Pay, Cash App Business, and a wide range of BNPL offerings across Afterpay and Cash App. Together, these products form our commerce network, which drove $183 billion in spending volume over the past 12 months, growing 16% year over year, or 21% excluding Cash App Business.

We’ve launched Cash App Afterpay, including post-purchase BNPL and Pay in 4, and we’re bringing more Afterpay merchants into the Cash App ecosystem through their existing Afterpay integrations. In July, we started making Offers on Cash App Card more personalized to help people save at the places they’re already shopping. We’re also focused on enabling customers to unlock higher value rewards as they spend more on Cash App, and this fall, we expect to launch auto-selection of rewards to help people save effortlessly.

Connecting small businesses and consumers to strengthen local communities has always been a foundational goal of Block. We plan to take the next step forward in this vision at our upcoming Square Releases event by expanding access to Cash Local. We’re building a set of tools that allow buyers to order ahead, earn rewards, and follow their favorite local businesses, all in Cash App. We expect these tools, along with a suite of associated marketing features, will help sellers establish a deeper relationship with their customers. This will also reduce the need for small businesses to build their own mobile apps, giving them access to digital capabilities that historically only large enterprise sellers could build.

Banking functionality to help customers build better financial futures

We’ve redesigned the money tab to better surface our financial tools and bring more awareness to our banking offerings. We’re also testing higher Borrow limits for paycheck deposit actives to drive increased conversion and incentivize millions of our most engaged customers to make Cash App their primary banking platform.8 Borrow origination volume grew 95% year over year in the second quarter to $18 billion on an annualized basis,9 and we’re focused on finding more ways to use Borrow to drive deeper ecosystem engagement.

We remain focused on growing paycheck deposit actives. But we also know our narrow definition does not reflect the full population of people who view Cash App as their primary bank, including independent wage earners and those who consider their primary bank to be where they spend their money, not where they get paid. We’re evolving our banking features to better serve more of our active customers, starting with a test that offers banking benefits to anyone who spends at least $500 a month with their Cash App Card.

As of June, we had 2.7 million paycheck deposit actives. If we define a banking customer based on how people use money in their everyday lives — depositing a paycheck or spending at least $500 per month across Cash App — we would have 8 million banking actives, growing 16% year over year. And if we count anyone who deposits $200+ in paychecks or transacts 15+ times a month, we’d have ended June with 11 million banking actives, adding over 1 million actives in the past year.10 However you define it, our banking scale is significant, and we remain focused on deepening banking engagement so more of our customers spend, save, borrow, and invest with Cash App.

8 A paycheck deposit active is a Cash App account that receives ACH inflows during a specified period, but excludes tax refunds and ACH transfers.

9 Borrow origination volume is calculated based on annualized Borrow originations during a given quarter.

10 References to spend or transactions across Cash App include Cash App Card, Cash App Pay, Cash App Afterpay, and ACH bill pay.

2

Making bitcoin everyday money

The next generation of consumers has a different relationship with money and wants the option to use bitcoin and other forms of payment as part of their financial lives. For the last 8 years we’ve focused on making bitcoin more accessible — and we’ve delivered: millions of people have used Cash App to buy and sell over $58 billion in bitcoin. More recently, we’ve increased withdrawal limits for bitcoin, giving Cash App actives more flexibility to use bitcoin to meet their needs. And in May, we showcased the ability for Square sellers to accept bitcoin, giving both sellers and Cash App consumers more ways to manage their financial lives.

Our longstanding investment in bitcoin as a technology protocol represents a slow and steady conviction in a new open, decentralized paradigm for payments that doesn’t rely on gatekeepers. No matter how our customers choose to pay and get paid in the future, Block will be ready.

Cash App is just getting started

$218 billion in P2P volume. $183 billion in commerce volume. $18 billion in annualized Borrow originations and millions of banking actives. These numbers reflect the scale of our ecosystem and how we’re making Cash App a daily part of our customers’ lives. They also represent the trust millions of people place in us and our success in building the finance platform for the next generation. We’re just getting started.

3

Business Highlights

Square

Sellers choose Square to help them grow and run more profitable businesses. We’re launching new products to fulfill that purpose.

We launched our new Square Handheld in May in the U.S. and have begun rolling it out in international markets, helping our sellers deliver a better customer experience, turn tables quicker, and run back office operations more efficiently. Product innovations like Square Handheld are gaining recognition in the market. We showcased this device and other recent product launches at the National Restaurant Association in May, making it clear to sellers and partners that we are a leading technology provider in the food and beverage industry.

In the second quarter, we also launched Square AI to give sellers instant, data-driven answers to their business questions. Leveraging our AI agent, codename goose, and powered by Square data, this tool is available directly in the Square Dashboard and it helps sellers work smarter and faster. Through a conversational interface, sellers can explore sales trends, top-selling items by time of day, customer spending patterns, and more. It’s the start of a broader push to bring powerful AI tools to our sellers.

We believe sellers should be able to take any form of payment that crosses the counter, and we’re connecting our ecosystems to make that a reality. In the second quarter, we showcased bitcoin payments on Square, which will enable sellers to accept bitcoin directly through Square hardware for near-instantaneous, low-cost transactions that settle in either bitcoin or local currency. We expect to begin rolling out this experience to millions of sellers in the second half of 2025.

As we execute on our product roadmap, we are reaching more sellers.

Since hiring our first field sales team last November, we’ve seen strong early returns and are increasing hiring through year-end to continue building on this momentum. We’ve also continued to scale our telesales team, maintaining strong ROI as we grow, and are encouraged by growth trends as we invest in sales across international markets. We’re empowering our sales team to sell Square upmarket, and our product is resonating with larger sellers.

We’re focused on winning the quick-service restaurant market and have rolled out new products and features for these sellers. We signed a number of new upmarket sellers including Colectivo Coffee, a coffee shop with more than 20 locations in the Midwest that partners closely with coffee farmers and cooperatives around the world. They chose Square due to our ability to integrate directly into their custom app. We also signed Shane’s Rib Shack, an American fast-casual BBQ restaurant chain with over 35 locations that specializes in slow-cooked baby back ribs, hand-chopped chicken and pork, and Southern-style side dishes. This October, we’ll host our next biannual Square Releases event, where we’ll showcase additional products and features designed for quick-service restaurants.

Our sales and partnership efforts are also driving success across other verticals. Square has established a strong presence in concerts and stadiums globally, and we are continuing to expand in this space. In the second quarter, we signed Live Nation Canada, making Square the exclusive payment processing partner at major concert venues and festivals across Canada. We also signed Midwest Vision Partners, a vision care provider with more than 70 locations, that chose Square due to our modern and flexible payment options.

We continue to build out our partnership motion and have exceeded our targets for partner-driven volume. We launched our first U.S. independent sales organization (“ISO”) partnership earlier this year, and signed multiple new ISO partners in the second quarter. While early, initial results are promising, and we’re continuing to invest in this channel.

4

Cash App

We’re delivering product innovation to drive network virality and deepen engagement.

In July we started rolling out Pools, a group P2P product that makes collecting and managing shared money simple and social. Approximately 60% of adults pool money to manage shared expenses or contribute to shared goals — whether that’s rent, a group trip, or organizing a youth sports league. Now, Cash App will enable proactive contributions, allowing groups to fund collective expenses in advance and reducing the upfront individual cost. After moving from prototype to pilot in just four months, we plan to expand access more broadly, unlocking network growth by allowing group P2P participation — even from those outside the platform — and making it easier for new customers to discover Cash App.

We estimate that nearly 20% of our customers receive at least a portion of their pay in cash, and we’ve more than doubled paper money deposit limits to better serve them. We believe increasing transaction limits across Cash App will enable customers to conduct more of their financial lives with us, deepening engagement and loyalty.

In the second quarter we launched Tap to Pay on iPhone for Cash App Business sellers, powered by Square as a Tap to Pay processor. This unlocks card acceptance for millions of eligible Cash App Business sellers on iOS, and early beta testing found Cash App Business sellers using Tap to Pay saw an approximately 35% increase in gross payment volume (“GPV”). We’re going to continue to invest in Cash App Business, helping nanosellers grow with innovations powered by Square technology.11

We see a major opportunity to grow our network by becoming the financial platform for the next generation.

We’re focused on winning teens early — driving viral adoption through their social circles and giving them and their sponsors tools to responsibly grow with Cash App as their financial needs evolve. As of June, we had 5 million monthly active sponsored teen accounts on Cash App and these actives are highly engaged: nearly 80% were Cash App Card Actives and over 25% were Cash App Pay actives as of June. When sponsored accounts turn 18, nearly half have made the choice to graduate to an individual Cash App account, with the vast majority of these active in June. As our product set grows, we expect our ability to grow with these customers will continue to improve.

In the second quarter we rolled out a new feature that instantly notifies sponsors whenever a teen transacts with a new connection on Cash App, giving sponsors more visibility and control over their teen’s Cash App experience.

Marketing investments are scaling alongside product innovation. In July, we increased teen-focused referrals and campaigns, and are now expanding into creator content, interactive ads, and new formats across various social media channels in an effort to drive broader awareness and adoption.

We’re continuing to scale our Commerce capabilities.

Cash App Pay volume grew 2x year over year in the second quarter. We continued to add new merchants across food delivery, gaming platforms, and general retail, giving millions of customers more ways to pay with Cash App. We also continued to grow Afterpay GMV and signed new merchants including Uber and Uber Eats in Australia.

Over the last three years advertising has become a meaningful new growth vector for Cash App Afterpay. Building on this success, we launched the Afterpay Media Network (“AMN”) late last year, an advertising platform that harnesses data from millions of Afterpay actives in Australia to deliver targeted marketing solutions for merchants. We’re empowering brands to reach the right audiences and have driven measurable sales and conversion improvements, with analysis from early case studies indicating up to 15x return on ad spend.

In the second quarter we launched Pay Monthly for Single Use Payments (“SUP”) in the U.S. SUP lets customers split purchases into installments at merchants that advertise on the Afterpay app, and we are now offering greater payment flexibility with 6- and 12-month term options for higher value purchases. We view advertising as a powerful growth vector for Afterpay and will continue to innovate to better serve merchants and consumers.

11 Nanosellers are individuals or sellers who make less than $10,000 per year in GPV. Nanosellers make up the majority of Cash App Business sellers.

5

Financial Discussion

We delivered strong financial performance in the second quarter, with gross profit growth accelerating to 14% year over year and Adjusted Operating Income margins expanding to 22%. We are executing on our strategic growth initiatives across Square and Cash App, accelerating GPV growth in Square and gross profit per monthly transacting active in Cash App. We are raising our full year guidance to reflect our strong execution. We expect to continue to accelerate gross profit growth in the second half of 2025 and to exit 2025 with year-over-year growth of 19%, while delivering 20% Adjusted Operating Income margin, positioning us well for 2026.12

Second Quarter 2025 Financial Highlights

Gross Profit	We outperformed our gross profit guidance as we continue to launch new products across Square and Cash App to sustain strong growth at scale.

Profitability

We drove year-over-year improvement across all key profitability measures and outperformed our profitability guidance in the second quarter of 2025.

Operating income was $484 million while Adjusted Operating Income was $550 million. Net income attributable to common stockholders was $538 million and Adjusted EBITDA was $891 million.

Square Gross Payment Volume (GPV)

In the second quarter, Square GPV grew 10% year over year (9.9% in constant currency), with U.S. GPV growing 7.0% year over year and International GPV growing 25% year over year (24% in constant currency).[13] We observed notable strength in food and beverage and retail.

Gross Profit per Monthly Transacting Active

In the second quarter, Cash App’s gross profit per monthly transacting active grew 15% year over year to $87.[14] We continued to focus on increasing engagement of our 57 million actives and drove Borrow and BNPL attach rates higher while expanding Cash App Card actives to 26 million.

Guidance

We are raising our guidance to reflect the strength we are seeing across our business. We now expect $10.17 billion in gross profit for 2025, reflecting growth of over 14% year over year. We expect full-year Adjusted Operating Income of $2.03 billion, or 20% margin, representing a 2% margin expansion year over year. We expect gross profit in the third quarter to grow 16% year over year to $2.60 billion with Adjusted Operating Income margins of 18%.

12 Rule of 40 is the sum of our gross profit growth and Adjusted Operating Income margin as a percent of gross profit. We may refer to a “Rule of” number other than 40 to refer to the sum of gross profit growth and Adjusted Operating Income margin as a percent of gross profit for the period given.

13 Square GPV is defined as the total dollar amount of all card and bank payments processed by sellers using Square, net of refunds.

14 Gross profit per monthly transacting active is calculated based on Cash App annualized gross profit excluding our BNPL platform during a given quarter divided by the monthly transacting actives for the last month of the quarter. Cash App annualized gross profit includes gross profit from our post-purchase BNPL on Cash App Card. In the second quarter, BNPL platform gross profit (which does not include post-purchase BNPL on Cash App Card), was $261 million, up 18% year over year.

6

Block Financial Metrics

	Q2’24	Q3’24	Q4’24	Q1’25	Q2’25

Gross Profit ($M)	2,233	2,250	2,311	2,290	2,537
YoY Growth	20%	19%	14%	9%	14%

Operating Income (Loss) ($M)	307	323	13	329	484
Operating Income (Loss) Margin (%) of gross profit	14%	14%	1%	14%	19%

Adjusted Operating Income ($M)	399	444	402	466	550
Adjusted Operating Income Margin (%) of gross profit	18%	20%	17%	20%	22%

Diluted Net Income Per Share (“EPS”) ($)	0.31	0.45	3.05	0.30	0.87

Adjusted Diluted EPS ($)	0.47	0.53	0.47	0.56	0.62

Block grew gross profit 14% year over year in the second quarter, with 16% year-over-year growth in Cash App and 11% year-over-year growth in Square. Within Cash App, gross profit growth was driven by Cash App Borrow, Cash App Card, and BNPL. For Square, growth was driven by software and integrated payments and banking products. On a GAAP basis, we generated $484 million of operating income compared to $307 million in the second quarter of 2024, a 58% improvement year over year. Adjusted Operating Income grew 38% year over year as we continued to focus on efficiently increasing product velocity. On a GAAP basis, we grew diluted EPS to $0.87 and Adjusted Diluted EPS to $0.62, representing a 181% and 32% increase year over year, respectively.

7

Square

	Q2’24	Q3’24	Q4’24	Q1’25	Q2’25

Square Gross Profit ($M)	923	932	924	898	1,027
YoY Growth	15%	16%	12%	9%	11%

International Gross Profit ($M)	121	129	129	114	144
YoY Growth	34%	30%	22%	11%	19%

Total Square GPV ($M)	58,372	59,873	58,898	54,101	64,248
YoY Growth	7.8%	7.5%	10%	7.2%	10%
Constant Currency (“CC”) GPV YoY Growth	8.0%	7.6%	9.8%	8.2%	9.9%
Square U.S. GPV
YoY Growth	5.6%	4.9%	6.9%	5.6%	7.0%
% of Total Square GPV	83%	82%	81%	82%	81%
Square International GPV
YoY Growth	19%	20%	25%	15%	25%
CC GPV YoY Growth	22%	21%	24%	21%	24%
% of Total Square GPV	17%	18%	19%	18%	19%

Square GPV in the second quarter was $64.2 billion, up 10% and 9.9% year over year on a reported and constant currency basis, respectively. On a year-over-year basis in the second quarter, GPV from food and beverage sellers was up 15% while GPV from retail sellers achieved the strongest growth since the first quarter of 2023, up 10%. GPV from services sellers grew 6% year over year. We saw faster growth in our mid-market seller segments (>$500K in annualized GPV) compared to our other seller segments during the second quarter.

Growth in Square gross profit was driven primarily by our software and integrated payments and banking products as we continued to move upmarket and expand our market share in our target verticals.

8

Cash App

	Q2’24	Q3’24	Q4’24	Q1’25	Q2’25

Cash App Gross Profit ($M)	1,299	1,306	1,376	1,380	1,501
YoY Growth	23%	21%	16%	10%	16%

Cash App Operating Metrics

Cash App Monthly Transacting Actives (M)	57	57	57	57	57
YoY Growth	5%	3%	2%	0%	0%

Cash App Card Monthly Transacting Actives (M)	24	24	25	25	26
YoY Growth	13%	11%	9%	7%	5%

Total Cash App Inflows ($B)[15]	70.7	70.0	71.1	76.9	76.4
YoY Growth	15%	13%	12%	8%	8%

Inflows Per Transacting Active ($)[16]	1,243	1,233	1,255	1,355	1,338
YoY Growth	10%	9%	10%	8%	8%

Monetization Rate[17]	1.53%	1.52%	1.51%	1.49%	1.62%
YoY Growth (bps)	9	9	3	1	10

Gross Profit Per Monthly Transacting Active ($)[18]	76	75	76	81	87
YoY Growth	17%	16%	13%	9%	15%

Cash App gross profit increased 16% year over year, driven by growth across Cash App Borrow, Cash App Card, and BNPL.

Gross profit per transacting active reached $87 in the second quarter, up 15% year over year. Inflows per transacting active in the second quarter were $1,338, up 8% year over year, driven in part by more customers bringing their paychecks into Cash App. Cash App’s paycheck deposit monthly actives grew year over year and quarter over quarter to 2.7 million as we continued to execute on our “bank the base” strategy.

BNPL GMV, which now includes post-purchase BNPL on Cash App Card, reached $9.11 billion in the second quarter, growing 17% and 18% year over year on a reported and constant currency basis, respectively. Growth was driven by our Pay-in-Four offering, post-purchase BNPL, and Gift Cards from our eligibility expansion. BNPL gross profit, which now includes post-purchase BNPL on Cash App Card, was $268 million, up 22% year over year.19

15 Historically, our Cash App ecosystem has experienced improvements in revenue, gross profit, and inflows related to the distribution of government funds as customers have deposited more funds into Cash App during these times, including during the first quarter when U.S. tax refunds are typically distributed.

16 Inflows per transacting active refers to total inflows in the quarter divided by monthly actives for the last month of the quarter. Inflows refers to funds entering the Cash App ecosystem. Inflows does not include the movement of funds when funds remain in the Cash App ecosystem or when funds leave the Cash App ecosystem, or inflows related to the Afterpay app.

17 We calculate monetization rate by dividing Cash App gross profit, excluding contributions from our BNPL platform, by Cash App inflows.

18 Gross profit per monthly transacting active is calculated based on Cash App annualized gross profit excluding our BNPL platform during a given quarter divided by the monthly transacting actives for the last month of the quarter. Gross profit for our BNPL platform was $220 million or $881 million on an annualized basis for Q2’24, $242 million or $968 million on an annualized basis for Q3’24, $298 million or $1.19 billion on an annualized basis for Q4’24, $237 million or $948 million on an annualized basis for Q1’25, and $261 million or $1.04 billion on an annualized basis for Q2’25.

19 In the second quarter, BNPL platform gross profit (which does not include post-purchase BNPL on Cash App Card) was $261 million, up 18% year over year.

9

Operating Expenses and Non-GAAP Operating Expenses ($M)

	Q2’24	Q3’24	Q4’24	Q1’25	Q2’25

Operating Expenses	1,927	1,927	2,298	1,960	2,052

Restructuring Share-Based Compensation	-	-	1	11	0

Amortization of Customer and Other Acquired Intangible Assets	41	36	35	34	34

Acquisition-Related and Integration Costs	15	1	1	0	1

Contingencies, Restructuring and Other Charges	19	67	203	78	16

Goodwill and Intangible Asset Impairment	-	-	134	-	-

Non-GAAP Operating Expenses	1,852	1,823	1,925	1,838	2,001

In the second quarter, we achieved significant leverage on our product development expenses as we reduced software and cloud costs, with spend up only 2% on a GAAP basis. Sales and marketing expenses grew 8% year over year on a GAAP basis, driven by an increase in go-to-market investments to support the growth of our business. Of this, Cash App marketing expenses were relatively flat year over year as we grew advertising and customer acquisition spend by over 50%, offset by improvements in peer-to-peer risk loss performance. Other sales and marketing expenses were up 22% year over year as we significantly increased go-to-market investment in Square. General and administrative expenses were down 5% year over year on a GAAP basis, driven primarily by decreased personnel costs and our continued focus on expense efficiency. Transaction, loan, and consumer receivable losses increased 53% year over year on a GAAP basis, driven primarily by growth in loan volumes, particularly from Cash App Borrow.

10

Key Profitability Measures and EPS ($M, except per share figures)

	Q2’24	Q3’24	Q4’24	Q1’25	Q2’25

Operating Income	307	323	13	329	484

Adjusted Operating Income	399	444	402	466	550

Net Income	195	284	1,946	190	538

Adjusted Net Income	301	338	302	355	385

Adjusted EBITDA	759	807	757	813	891

Weighted-average shares used to compute Diluted EPS	634	633	639	635	619

Weighted-average shares used to compute Adjusted Diluted EPS	636	633	639	635	619

Diluted EPS ($)	0.31	0.45	3.05	0.30	0.87

Adjusted Diluted EPS ($)[20]	0.47	0.53	0.47	0.56	0.62

20 Beginning in fiscal 2025, we revised our definition of Adjusted EPS to include stock-based compensation. We believe this change provides a more comprehensive view of our operating performance and aligns with our non-GAAP measure of Adjusted Operating Income. Prior period amounts have been recast to reflect the updated presentation.

11

Cash Flow ($M)

	Q2’24	Q3’24	Q4’24	Q1’25	Q2’25	TRAILING 12 MONTHS[21]

Net cash provided by operating activities	519	685	14	133	374	1,206

Consumer receivables and loans cash flows included within investing activities in the GAAP statements of cash flows:

Payments for originations of consumer receivables	(6,772)	(7,331)	(9,121)	(6,899)	(7,740)	(31,090)

Proceeds from principal repayments and sales of consumer receivables	6,903	7,415	8,780	7,602	7,892	31,689

Purchases and originations of loans originally classified as held for investment	-	-	-	-	(1,164)	(1,164)

Proceeds from repayments of loans originally classified as held for investment	-	-	-	-	457	457

Less: Purchase of property and equipment	(38)	(57)	(27)	(32)	(31)	(147)

Reversal of:

Changes in settlements receivable	287	(2,407)	(370)	88	170	(2,519)

Changes in customers payable	(406)	2,192	534	(165)	(151)	2,410

Changes in settlements payable	1	0	-	0	-	0

Sales, principal payments and forgiveness of PPP loans	(1)	(1)	(1)	(1)	(1)	(3)

Adjusted Free Cash Flow	493	496	(191)	727	(193)	840

YoY Growth	281%	16%	75%	-43%	-139%	-41%

Net cash provided by (used in) investing activities	(175)	106	(323)	915	(486)	211

Net cash provided by (used in) financing activities	1,141	72	708	(1,212)	(908)	(1,340)

In the second quarter of 2025, we continued to prudently invest in our lending products, including growing Borrow given the strong unit economics and returns we have seen. We are also focused on returning capital to shareholders. In the second quarter of 2025, we repurchased 12.5 million shares of our Class A common stock for an aggregate amount of $692 million. As of June 30, 2025, we had $1.5 billion in remaining authorization for repurchases.

In the second quarter, we began originating Borrow loans through SFS. Borrow loans originated through SFS are classified as held-for-investment rather than held-for-sale, which has the effect of shifting those Borrow receivables from cash flow from operations to cash flow from investing activities. We plan to share a comprehensive overview of our cash generation capabilities at Investor Day.

We ended the quarter with $8.5 billion of total liquidity, with $7.7 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, as well as $775 million available to be withdrawn from our revolving credit facility.

21 Quarterly figures presented may not sum precisely due to rounding.

12

Guidance

2025 Outlook22

2025

Gross Profit	$10.17B

YoY Growth	14.4%

Adjusted Operating Income	$2.03B

% Margin	20%

Rule of X	34%

We’re raising our gross profit and Adjusted Operating Income guidance by more than our second quarter outperformance to reflect our strong execution. We now expect $10.17 billion in gross profit for 2025, for growth of over 14% year over year. We expect gross profit in the third quarter to grow 16% year over year to $2.60 billion. We expect to accelerate gross profit growth further in the fourth quarter, exiting the year at 19% gross profit growth, with the drivers of acceleration consistent with our prior outlook. We expect Borrow to be the most meaningful contributor to growth acceleration in the third and fourth quarters. In addition, expansion of post purchase BNPL on Cash App Card, Square GPV acceleration from product and go to market investment, and Proto chip deliveries are all expected to drive gross profit growth. We continue to be mindful of the dynamic macro backdrop as we forecast our business.

We expect to deliver $460 million of Adjusted Operating Income in the third quarter and $2.03 billion in Adjusted Operating Income for the full year. We are raising our Adjusted Operating Income guidance even with our expectation for increased levels of go to market investment relative to our prior outlook. We’ve continued to see attractive returns on go to market spend and healthy risk loss in our underwriting products and we will continue to be data driven and prudent in our growth investments.

22 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Adjusted Operating Income (Loss), or GAAP reconciliations of any of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as contingencies, restructuring and other charges. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter, as well as relevant non-GAAP definitions.

13

Q3 2025 Outlook23

Q3 2025

Gross Profit	$2.60B

YoY Growth	16%

Adjusted Operating Income	$460M

% Margin	18%

Rule of X	33%

23 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Adjusted Operating Income (Loss) or GAAP reconciliations of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as contingencies, restructuring, and other charges. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter.

14

Earnings Webcast

Block (NYSE:XYZ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time /5:00 p.m. Eastern time, August 7, to discuss these financial results. To register to participate in the conference call, or to listen to the live audio webcast, please visit the Events & Presentations section of Block’s Investor Relations website at investors.block.xyz. A replay will be available on the same website following the call. We will release financial results for the third quarter of 2025 on November 6, 2025, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Media Contact

press@block.xyz

Investor Relations Contact

ir@block.xyz

Jack Dorsey	Amrita Ahuja

15

Safe Harbor Statement

This letter contains “forward-looking statements” within the meaning of the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Block, Inc. and its consolidated subsidiaries (the Company); the Company’s strategies, including expected impact of such strategies on our customers, actives, and sellers; our business and financial performance, expected financial results, guidance, and general business outlook for current and future periods, including trends in U.S. and global GPV and statements that the Company’s performance will accelerate; our ability to manage our risk losses; the Company’s plans with respect to its emerging initiatives and product development plans and product launches and functionalities, including expectations regarding the growth of Cash App Borrow and Cash App Afterpay and the Company’s ability and timing to integrate artificial intelligence and cryptocurrency features into its products; the ability of the Company’s products to attract and retain sellers and customers, particularly in new or different markets or demographics or through partnerships, sales organizations, or advertising campaigns; trends in the Company’s markets and the continuation of such trends; the Company’s expectations and intentions regarding future expenses and marketing investments; and management’s statements related to business strategy, plans, investments, opportunities, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, a deterioration of general macroeconomic conditions; the Company’s investments in its business and ability to maintain profitability; the Company’s efforts to expand its product portfolio and market reach; the Company’s ability to develop products and services to address the rapidly evolving market for payments and financial services; the Company’s ability to deal with the substantial and increasingly intense competition in its industry; acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions that the Company may undertake; the Company’s ability to ensure the integration of its services with a variety of operating systems and the interoperability of its technology with that of third parties; the Company’s ability to successfully integrate artificial intelligence into its systems, initiatives, and products; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s dependence on payment card networks and acquiring processors; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; risks related to the banking ecosystem, including through our bank partnerships, and FDIC and other regulatory obligations; the liabilities and loss potential associated with new products, product features, and services; litigation, including intellectual property claims, government investigations or inquiries, and regulatory matters or disputes; the adequacy of reserves for such matters and the impact of any such matters or settlements thereof on our business; adoption of the Company’s products and services in international markets; changes in political, business, and economic conditions, including changes due to actual or potential tariffs; as well as other risks listed or described from time to time in the Company’s filings with the Securities and

Exchange Commission (the SEC), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and its subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available on the Investor Relations page of the Company’s website. Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025. All forward-looking statements represent management’s current expectations and predictions regarding trends affecting the Company’s business and industry and are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Earnings guidance for 2025 reflects assumptions the Company believes are reasonable as of the date of this filing, and actual results may vary based on changing macroeconomic conditions and other risks and uncertainties outlined in this safe harbor section and in the Company’s periodic reports filed with the SEC. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

The bitcoin payments on Square feature is subject to change and may not be available in all locations. At present, this feature is not anticipated to be available to sellers that are located in New York State or outside the U.S. and may be subject to regulatory approval, where applicable. Bitcoin services are provided by Block, Inc. Bitcoin services are not licensable activity in all U.S. states and territories. Block, Inc. operates in New York as Block of Delaware and is licensed to engage in virtual currency business activity by the New York State Department of Financial Services.

Key Operating Metrics And Non-GAAP Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), from period to period, we consider and present certain operating and financial measures that we consider key metrics or are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Gross Merchandise Value (GMV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS), Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Free Cash Flow, constant currency, and non-GAAP operating expenses. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers. GPV includes Square GPV and Cash App Business GPV. Square GPV is defined as the total dollar amount of all card and bank payments processed by sellers using Square, net of refunds. Cash App Business GPV comprises Cash App activity related to peer-to-peer transactions received by business accounts and peer-to-peer payments sent from a credit card. GPV does not include transactions from our BNPL platform. We define GMV as the total order value processed on our BNPL platform.

Adjusted Net Income (Loss) and Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS) are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share, adjusted to eliminate the effect of restructuring share-based compensation expense, contingencies, restructuring, and other charges; goodwill and intangible asset impairment; amortization of intangible assets; amortization of debt discount and issuance costs; gain or loss on revaluation of equity investments; remeasurement gain or loss on revaluation of bitcoin investment; the gain or loss on the disposal of property and equipment; acquired deferred revenue and cost adjustments; the tax effect of one-time income tax benefits from deferred tax assets; and the tax effect of non-GAAP net income adjustments, as applicable. Additionally, for purposes of calculating diluted Adjusted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive. To calculate the diluted Adjusted EPS, we adjust the weighted-average number of shares of common stock

16

outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures that represent our net income (loss), adjusted to exclude share-based compensation expense; restructuring share-based compensation expense; depreciation and amortization; contingencies, restructuring, and other charges; interest income and expense; remeasurement gain or loss on bitcoin investment; other income and expense; provision for (benefit from) income taxes; gain or loss on disposal of property and equipment; and acquired deferred revenue and cost adjustment, as applicable. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit.

Adjusted Operating Income (Loss) is a non-GAAP financial measure that represents our operating income (loss), adjusted to eliminate the effect of amortization of acquired technology assets; contingencies, restructuring, and other charges; restructuring share-based compensation expenses; goodwill and intangible asset impairment and amortization of customer and other acquired intangible assets. Adjusted Operating Income (Loss) margin is calculated as Adjusted Operating Income (Loss) divided by gross profit.

We also exclude from these measures certain acquisition-related and integration costs associated with business combinations, and various other costs that are not reflective of our core operating performance. We exclude amortization of intangible assets arising from business combinations from Adjusted Net Income (Loss), Adjusted EPS, Adjusted Operating Income (Loss), and Adjusted Operating Income (Loss) Margin because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our ongoing business operations. Acquisition-related costs include amounts paid to redeem acquirees’ unvested stock-based compensation awards; charges associated with holdback liabilities; and legal, accounting, and due diligence costs. Integration costs include advisory and other professional services or consulting fees necessary to integrate acquired businesses. Other costs that are not reflective of our core business operating expenses may include contingencies, restructuring, and other charges; impairment charges; restructuring share-based compensation expense; and certain litigation and regulatory charges. For Adjusted Net Income (Loss) and Adjusted EPS, we also add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting, and adjust for the tax effect of the non-GAAP net income adjustments.

Adjusted Free Cash Flow is a non-GAAP financial measure that represents our net cash provided by operating activities adjusted for changes in settlements receivable; changes in customers payable; changes in settlements payable; the purchase of property and equipment; payments for originations of consumer receivables; proceeds from principal repayments and sales of consumer receivables; and sales, and principal payments, and forgiveness of PPP loans. We present Adjusted Free Cash Flow because we use it to understand the cash generated by our business and make strategic decisions related to our balance sheet, and because we are focused on growing our Adjusted Free Cash Flow generation over time. It is not intended to represent amounts available for discretionary purposes. Constant currency growth is calculated by assuming international results in a given period and the comparative prior period are translated from local currencies to the U.S. dollar at rates consistent with the monthly average rates in the comparative prior period. We discuss growth on a constant currency basis because a portion of our business operates in markets outside the U.S. and is subject to changes in foreign exchange rates. Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of restructuring share-based compensation; amortization of customer and other acquired intangible assets; acquisition-related and integration costs; contingencies, restructuring, and other charges; and goodwill and intangible asset impairment. We have included Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges that do not vary with our operations. We have included measures excluding our BNPL platform because we believe these measures are useful in understanding the ongoing results of our operations. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, such as measures excluding our BNPL platform, have limitations as financial measures, should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP. We believe that the aforementioned metrics and measures provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts, or they remove amounts that were not repeated across periods and therefore make comparisons more difficult. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP. Other companies, including companies in our industry, may calculate the non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

17

Condensed Consolidated Statements of Operations

Unaudited

In thousands, except per share data

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Revenue:

Transaction-based revenue	$1,817,398	$1,712,967	$3,368,129	$3,224,176

Subscription and services-based revenue	2,052,604	1,787,893	3,943,577	3,470,187

Hardware revenue	40,423	42,960	69,113	75,461

Bitcoin revenue	2,144,032	2,611,743	4,445,434	5,342,867

Total net revenue	6,054,457	6,155,563	11,826,253	12,112,691

Cost of revenue:

Transaction-based costs	1,066,028	1,000,055	1,969,850	1,873,220

Subscription and services-based costs	298,069	291,801	573,117	561,469

Hardware costs	76,548	68,309	129,082	119,094

Bitcoin costs	2,062,878	2,544,329	4,298,993	5,195,339

Amortization of acquired technology assets	14,404	17,589	29,078	35,616

Total cost of revenue	3,517,927	3,922,083	7,000,120	7,784,738

Gross profit	2,536,530	2,233,480	4,826,133	4,327,953

Operating expenses:

Product development	725,288	713,163	1,485,987	1,433,737

Sales and marketing	549,731	507,562	1,054,191	951,447

General and administrative	449,237	473,568	941,034	944,828

Transaction, loan, and consumer receivable losses	294,090	191,812	463,779	357,541

Amortization of customer and other acquired intangible assets	33,891	40,813	67,547	84,095

Total operating expenses	2,052,237	1,926,918	4,012,538	3,771,648

Operating income	484,293	306,562	813,595	556,305

Interest expense (income), net	23,687	(1,871)	40,930	(20,616)

Remeasurement loss (gain) on bitcoin investment	(212,165)	70,116	(118,814)	(163,288)

Other expense (income), net	13,389	(10,584)	5,047	(15,004)

Income before income tax	659,382	248,901	886,432	755,213

Provision for income taxes	121,048	59,029	159,376	94,521

Net income	538,334	189,872	727,056	660,692

Less: Net loss attributable to noncontrolling interests	(124)	(5,396)	(1,274)	(6,581)

Net income attributable to common stockholders	$538,458	$195,268	$728,330	$667,273

Net income per share attributable to common stockholders:

Basic	$0.88	$0.32	$1.18	$1.08

Diluted	$0.87	$0.31	$1.17	$1.05

Weighted-average shares used to compute net income per share attributable to common stockholders:

Basic	612,882	617,666	616,108	617,033

Diluted	618,928	634,221	627,103	636,751

18

Condensed Consolidated Balance Sheets

In thousands, except per share data

	June 30, 2025	Dec 31, 2024

	UNAUDITED

Assets

Current assets:

Cash and cash equivalents	$6,384,224	$8,075,247

Settlements receivable	1,235,325	1,060,966

Customer funds	4,937,814	4,182,872

Consumer receivables, net	2,202,592	2,504,879

Loans held for sale	1,411,653	1,111,107

Loans held for investment, net of allowance	1,039,544	365,062

Other current assets	2,496,510	2,580,068

Total current assets	19,707,662	19,880,201

Goodwill	11,816,794	11,417,422

Acquired intangible assets, net	1,368,735	1,433,067

Deferred tax assets	1,793,827	1,800,994

Other non-current assets	2,171,373	2,245,911

Total assets	$36,858,391	$36,777,595

Liabilities and Stockholders’ Equity

Current liabilities:

Customers payable	$6,957,104	$5,837,152

Accrued expenses and other current liabilities	1,423,231	1,525,149

Current portion of long-term debt	1,570,979	999,497

Warehouse funding facilities, current	120,000	185,000

Total current liabilities	10,071,314	8,546,798

Warehouse funding facilities, non-current	583,924	1,296,680

Long-term debt	3,539,887	5,105,939

Other non-current liabilities	540,374	593,216

Total liabilities	14,735,499	15,542,633

Commitments and contingencies

Stockholders’ equity:

Preferred stock, $0.0000001 par value: 100,000 shares authorized at June 30, 2025 and December 31, 2024. None issued and outstanding at June 30, 2025 and December 31, 2024.	—	—

Class A common stock, $0.0000001 par value: 1,000,000 shares authorized at June 30, 2025 and December 31, 2024; 550,191 and 559,606 issued and outstanding at June 30, 2025 and December 31, 2024, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000 shares authorized at June 30, 2025 and December 31, 2024; 60,012 and 60,070 issued and outstanding at June 30, 2025 and December 31, 2024, respectively.	—	—

Additional paid-in capital	19,442,101	19,900,379

Accumulated other comprehensive loss	(381,913)	(1,001,065)

Retained earnings	3,096,948	2,368,618

Total stockholders’ equity attributable to common stockholders	22,157,136	21,267,932

Noncontrolling interests	(34,244)	(32,970)

Total stockholders’ equity	22,122,892	21,234,962

Total liabilities and stockholders’ equity	$36,858,391	$36,777,595

19

Condensed Consolidated Statements of Cash Flows

Unaudited

In thousands

	SIX MONTHS ENDED

	June 30, 2025	June 30, 2024

Cash flows from operating activities:

Net income	$727,056	$660,692

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	181,345	194,543

Amortization of discounts and premiums and other non-cash adjustments	(546,560)	(537,806)

Non-cash lease expense	28,372	31,475

Share-based compensation	612,577	631,791

Gain on revaluation of equity investments	(1,456)	(2,483)

Remeasurement gain on bitcoin investment	(118,814)	(163,288)

Transaction, loan, and consumer receivable losses	463,779	357,541

Change in deferred income taxes	52,019	3,528

Purchases and originations of loans originally classified as held for sale	(10,634,603)	(6,911,321)

Proceeds from repayments of loans originally classified as held for sale	10,163,789	6,585,211

Changes in operating assets and liabilities:

Settlements receivable	(258,566)	(829,379)

Customers payable	315,632	871,931

Settlements payable	(330)	(8,134)

Other assets and liabilities	(476,582)	124,486

Net cash provided by operating activities	507,658	1,008,787

Cash flows from investing activities:

Purchases of marketable debt securities	(282,149)	(757,335)

Proceeds from maturities of marketable debt securities	278,624	458,029

Proceeds from sale of marketable debt securities	373,759	395,455

Payments for originations of consumer receivables	(14,638,790)	(12,866,904)

Proceeds from principal repayments and sales of consumer receivables	15,494,483	13,727,603

Purchases and originations of loans originally classified as held for investment	(1,164,089)	—

Proceeds from repayments of loans originally classified as held for investment	457,152	—

Purchases of property and equipment	(63,192)	(70,355)

Purchases of other investments	(26,870)	(19,079)

Net cash provided by investing activities	428,928	867,414

Cash flows from financing activities:

Proceeds from issuance of senior notes	—	2,000,000

Payments of debt issuance costs from issuance of senior notes	—	(26,619)

Payments to redeem convertible notes	(1,000,624)	—

Proceeds from warehouse facilities borrowings	435,497	319,634

Repayments of warehouse facilities borrowings	(1,242,317)	(968,045)

Proceeds from the exercise of stock options and purchases under the employee stock purchase plan	51,082	86,201

Net increase in interest-bearing deposits	54,792	41,969

Repurchases of common stock	(1,137,502)	(641,603)

Other financing activities	(35,330)	(18,473)

Change in customer funds, restricted from use in the Company’s operations	754,942	380,283

Net cash provided by (used in) financing activities	(2,119,460)	1,173,347

Effect of foreign exchange rate on cash and cash equivalents	94,932	(39,771)

Net increase (decrease) in cash, cash equivalents, restricted cash, and customer funds	(1,087,942)	3,009,777

Cash, cash equivalents, restricted cash, and customer funds, beginning of the period	13,230,512	9,009,087

Cash, cash equivalents, restricted cash, and customer funds, end of the period	$12,142,570	$12,018,864

20

Reportable Segment Disclosures

Unaudited

Information on the reportable segments revenue and segment operating profit, as well as amounts for the “Corporate and Other” category, which includes products and services not assigned to reportable segments and intersegment eliminations (in thousands):

	THREE MONTHS ENDED				SIX MONTHS ENDED

		June 30, 2025				June 30, 2025

	Cash App	Square	Corporate and Other	Total	Cash App	Square	Corporate and Other	Total

Revenue:

Transaction-based revenue	$60,515	$1,756,883	$—	$1,817,398	$126,753	$3,241,376	$—	$3,368,129

Subscription and services-based revenue	1,640,381	369,292	42,931	2,052,604	3,151,755	708,441	83,381	3,943,577

Hardware revenue	—	40,100	323	40,423	—	68,618	495	69,113

Bitcoin revenue	2,144,032	—	—	2,144,032	4,445,434	—	—	4,445,434

Segment revenue	$3,844,928	$2,166,275	$43,254	$6,054,457	$7,723,942	$4,018,435	$83,876	$11,826,253

Less: Cost of revenue	2,344,428	1,139,464	34,035	3,517,927	4,843,491	2,093,726	62,903	7,000,120

Segment gross profit	$1,500,500	$1,026,811	$9,219	$2,536,530	$2,880,451	$1,924,709	$20,973	$4,826,133

Interest revenue	$50,126	$10,548	$—	$60,674	$99,364	$18,485	$—	$117,849

Amortization of acquired technology assets	$12,897	$1,507	$—	$14,404	$26,063	$3,015	$—	$29,078

	THREE MONTHS ENDED				SIX MONTHS ENDED

		June 30, 2024				June 30, 2024

	Cash App	Square	Corporate and Other	Total	Cash App	Square	Corporate and Other	Total

Revenue:

Transaction-based revenue	$98,912	$1,614,055	$—	$1,712,967	$208,131	$3,016,045	$—	$3,224,176

Subscription and services-based revenue	1,418,172	322,617	47,104	1,787,893	2,750,732	618,835	100,620	3,470,187

Hardware revenue	—	42,818	142	42,960	—	74,648	813	75,461

Bitcoin revenue	2,611,743	—	—	2,611,743	5,342,867	—	—	5,342,867

Segment revenue	$4,128,827	$1,979,490	$47,246	$6,155,563	$8,301,730	$3,709,528	$101,433	$12,112,691

Less: Cost of revenue	2,829,883	1,056,906	35,294	3,922,083	5,744,260	1,966,671	73,807	7,784,738

Segment gross profit	$1,298,944	$922,584	$11,952	$2,233,480	$2,557,470	$1,742,857	$27,626	$4,327,953

Interest revenue	$44,999	$9,597	$—	$54,596	$85,771	$17,715	$—	$103,486

Amortization of acquired technology assets	$13,635	$2,189	$1,765	$17,589	$27,360	$4,726	$3,530	$35,616

21

Operating Segment Disclosures

Unaudited

A reconciliation of total segment gross profit to the Company’s income (loss) before applicable income taxes (in thousands):

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Total segment gross profit	$2,536,530	$2,233,480	$4,826,133	$4,327,953
Less: Product development	725,288	713,163	1,485,987	1,433,737
Less: Sales and marketing	549,731	507,562	1,054,191	951,447

Less: General and administrative	449,237	473,568	941,034	944,828

Less: Transaction, loan, and consumer receivable losses	294,090	191,812	463,779	357,541

Less: Amortization of customer and other intangible assets	33,891	40,813	67,547	84,095

Less: Interest expense (income), net	23,687	(1,871)	40,930	(20,616)

Less: Remeasurement loss (gain) on bitcoin investment	(212,165)	70,116	(118,814)	(163,288)

Less: Other expense (income), net	13,389	(10,584)	5,047	(15,004)

Income before applicable income taxes	$659,382	$248,901	$886,432	$755,213

22

Select Operating Metrics and Non-GAAP Financial Measures

Unaudited

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Gross Payment Volume (GPV) (in millions)	$66,615	$61,941	$123,412	$116,366

Adjusted Operating Income (in thousands)	$549,569	$399,118	$1,015,838	$763,382

Adjusted EBITDA (in thousands)	$891,422	$759,476	$1,704,216	$1,464,550

Adjusted Net Income Per Share: (i)

Basic	$0.63	$0.49	$1.20	$0.97

Diluted	$0.62	$0.47	$1.18	$0.95

(i) Beginning in fiscal 2025, we revised our definition of Adjusted Net Income Per Share to include stock-based compensation. Prior period amounts have been recast to reflect the updated presentation.

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Square GPV (in millions)	$64,248	$58,372	$118,350	$108,837

Cash App GPV (in millions)	2,367	3,569	5,062	7,529

Total GPV (in millions)	$66,615	$61,941	$123,412	$116,366

Key Metric Margins

Unaudited

In thousands, except for percentages

	THREE MONTHS ENDED

	June 30, 2025	June 30, 2024

Gross profit	$2,536,530	$2,233,480

Gross profit change (%) YoY	14%	20%

Operating income	484,293	306,562

Operating income margin (%) of gross profit	19%	14%

Net income	538,458	195,268

Net income margin (%) of gross profit	21%	9%

Adjusted Operating Income	549,569	399,118

Adjusted Operating Income margin (%) of gross profit	22%	18%

Adjusted EBITDA	891,422	759,476

Adjusted EBITDA margin (%) of gross profit	35%	34%

23

Adjusted Operating Income (Loss) and Margin

Unaudited

In thousands, except for percentages

	THREE MONTHS ENDED

	June 30, 2025	June 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025

Operating income	$484,293	$306,562	$323,009	$13,013	$329,302

Amortization of acquired technology assets	14,404	17,589	17,186	15,562	14,674

Acquisition-related and integration costs	1,042	15,350	608	549	320

Contingencies, restructuring and other charges	15,844	18,804	66,694	202,885	77,811

Restructuring share-based compensation	95	—	—	1,434	10,506

Goodwill and intangible asset impairment	—	—	—	133,854	—

Amortization of customer and other acquired intangible assets	33,891	40,813	36,021	34,593	33,656

Adjusted Operating Income	$549,569	$399,118	$443,518	$401,890	$466,269

Adjusted Operating Income margin (%) of gross profit	22%	18%	20%	17%	20%

Adjusted EBITDA

Unaudited

In thousands

	THREE MONTHS ENDED

	June 30, 2025	June 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025

Net income attributable to common stockholders	$538,458	$195,268	$283,754	$1,946,020	$189,872

Net loss attributable to noncontrolling interests	(124)	(5,396)	(2,618)	(21,351)	(1,150)

Net income	538,334	189,872	281,136	1,924,669	188,722

Share-based compensation expense	297,246	320,368	324,055	315,532	304,730

Restructuring share-based compensation expense	95	—	—	1,434	10,506

Depreciation and amortization	92,397	96,903	92,706	88,878	88,948

Acquisition-related and integration costs	1,042	15,350	608	549	320

Contingencies, restructuring and other charges	15,844	18,804	66,694	202,885	77,811

Goodwill and intangible asset impairment	—	—	—	133,854	—

Interest expense (income), net	23,687	(1,871)	13,811	16,107	17,243

Remeasurement loss (gain) on bitcoin investment	(212,165)	70,116	(5,288)	(252,342)	93,351

Other expense (income), net	13,389	(10,584)	(9,661)	(28,546)	(8,342)

Provision for (benefit from) income taxes	121,048	59,029	43,011	(1,646,875)	38,328

Loss on disposal of property and equipment	495	1,471	384	850	1,164

Acquired deferred revenue and cost adjustment	10	18	16	14	13

Adjusted EBITDA	$891,422	$759,476	$807,472	$757,009	$812,794

Adjusted EBITDA margin (%) of gross profit	35%	34%	36%	33%	35%

24

Adjusted Free Cash Flow

Unaudited

In thousands

	THREE MONTHS ENDED				TRAILING 12 MONTHS
	June 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	June 30, 2024

Net cash provided by (used in) operating activities	$113,318	$491,165	$(797,923)	$489,395	$702,029

Consumer receivables and loans cash flows included within investing activities in the GAAP statements of cash flows:

Payments for originations of consumer receivables	(5,634,992)	(5,855,172)	(7,567,114)	(6,095,104)	(26,289,190)

Proceeds from principal repayments and sales of consumer receivables	5,594,147	5,880,142	7,427,562	6,824,596	27,035,307

Less: Purchases of property and equipment	(29,522)	(37,682)	(51,694)	(31,998)	(159,731)

Reversal of:

Changes in settlements receivable	249,171	1,722,168	(409,942)	542,070	2,141,605

Changes in customers payable	(234,378)	(1,575,458)	134,310	(465,891)	(2,313,079)

Changes in settlements payable	74,780	(192,313)	507,041	7,341	322,862

Sales, principal payments and forgiveness of PPP loans	(3,027)	(5,381)	(1,351)	(1,142)	(8,760)

Adjusted Free Cash Flow	$129,497	$427,469	$(759,111)	$1,269,267	$1,431,043

Net cash provided by (used in) investing activities	$(45,025)	$(173,931)	$278,233	$1,042,387	$971,716

Net cash provided by (used in) financing activities	$(711,927)	$(319,563)	$800,436	$32,409	$1,654,220

25

Adjusted Net Income and Adjusted EPS

Unaudited

In thousands, except per share data

	THREE MONTHS ENDED

	June 30, 2025	June 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025

Net income attributable to common stockholders	$538,458	$195,268	$283,754	$1,946,020	$189,872

Net loss attributable to noncontrolling interests	(124)	(5,396)	(2,618)	(21,351)	(1,150)

Net income	538,334	189,872	281,136	1,924,669	188,722

Acquisition-related and integration costs	1,042	15,350	608	549	320

Contingencies, restructuring and other charges	15,844	18,804	66,694	202,885	77,811

Restructuring share-based compensation expense	95	—	—	1,434	10,506

Goodwill and intangible asset impairment	—	—	—	133,854	—

Amortization of intangible assets	48,295	58,402	53,207	50,154	48,330

Amortization of debt discount and issuance costs	2,835	3,432	4,042	3,868	3,299

Loss (gain) on revaluation of equity investments	(1,582)	(3,594)	2,952	(32,714)	126

Remeasurement loss (gain) on bitcoin investment	(212,165)	70,116	(5,288)	(252,342)	93,351

Loss on disposal of property and equipment	495	1,471	384	850	1,164

Acquired deferred revenue and cost adjustment	10	18	16	14	13

Tax effect of one-time income tax benefits from deferred tax assets	(52,600)	—	—	(1,909,848)	—

Tax effect of non-GAAP net income adjustments	44,538	(53,442)	(66,774)	178,218	(69,371)

Adjusted Net Income - basic	$385,141	$300,429	$336,977	$301,591	$354,271

Cash interest expense on convertible notes	267	674	682	682	433

Adjusted Net Income - diluted	$385,408	$301,103	$337,659	$302,273	$354,704

Weighted-average shares used to compute net income per share attributable to common stockholders:

Basic	612,882	617,666	616,428	617,481	619,370

Diluted	618,928	634,221	632,760	639,302	635,342

Net income per share attributable to common stockholders:

Basic	$0.88	$0.32	$0.46	$3.15	$0.31

Diluted	$0.87	$0.31	$0.45	$3.05	$0.30

Weighted-average shares used to compute Adjusted Net Income Per Share:

Basic	612,882	617,666	616,428	617,481	619,370

Diluted	618,928	636,143	632,760	639,302	635,342

Adjusted Net Income Per Share:

Basic	$0.63	$0.49	$0.55	$0.49	$0.57

Diluted	$0.62	$0.47	$0.53	$0.47	$0.56

26